ICI MUTUAL INSURANCE COMPANY

INVESTMENT COMPANY BLANKET BOND

RIDER NO. 4

INSURED	BOND NUMBER
Old Mutual/Claymore Long-Short Fund	05716205B

EFFECTIVE DATE	BOND PERIOD	AUTHORIZED REPRESENTATIVE

August 26, 2006	August 26, 2005 to January 27, 2006	/S/ John T. Mulligan

In consideration of the premium charged for this Bond, it is hereby understood and agreed that the expiration date of the Bond Period set forth in Item 2 of the Declarations is hereby amended to be

12:01 a.m. on January 27, 2007

standard time at the Principal Address as set forth in Item 1 of the Declarations.

Except as above stated, nothing herein shall be held to alter, waive or extend any of the terms of this Bond.